UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 30, 2013

Revel AC, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

333-183492	27-4853856
(Commission File Number)	(IRS Employer Identification No.)

500 Boardwalk
Atlantic City, New Jersey	08401
(Address of Principal Executive Offices)	(Zip Code)

(609) 572-6065

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 30, 2013, Revel AC, Inc. (the “Company”) entered into a third amendment (the “Third Amendment”) to the Credit Agreement, dated as of May 3, 2012 (as amended by that certain First Amendment to Credit Agreement, dated as of August 22, 2012, that certain Incremental Facility Amendment, dated as of August 22, 2012, that certain Incremental Facility Amendment, dated as of August 27, 2012, and that certain Second Amendment to Credit Agreement, dated as of December 20, 2012, the “Revolving Credit Agreement,” and as amended by the Third Amendment, the “Amended Revolving Credit Agreement”), among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto. The Third Amendment is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Certain lenders and agents under the Amended Revolving Credit Agreement, and certain of their respective affiliates, have performed investment banking, commercial lending and advisory services for the Company and its affiliates, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of their business.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amendment to Revolving Credit Agreement, dated as of January 30, 2013, among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEL AC, INC.

By:	/s/ Alan Greenstein
Name:	Alan Greenstein
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: February 5, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Revolving Credit Agreement, dated as of January 30, 2013, among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto

4